Exhibit 99.1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT (this “Agreement”), dated as of August 5, 2013, by and among SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”), Starburst I, Inc., a Delaware corporation (“Starburst I”), and Galaxy Holdings, Inc., a Delaware corporation (“Galaxy”, and collectively with SoftBank and Starburst I, the “Reporting Persons”, and each a “Reporting Person”).

WHEREAS, pursuant to (i) SoftBank’s ownership of Starburst I and Galaxy, (ii) a reclassification exempt under Rule 16b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which Starburst II, Inc. Class B Common Stock, par value $0.01 per share, held by Starburst I was reclassified into 3,076,525,523 shares of Sprint Corporation (formerly known as Starburst II, Inc. and referred to herein as “New Sprint”) common stock, par value $0.01 per share (the “New Sprint Common Stock”), (iii) the issuance by New Sprint to Starburst I of the New Sprint Warrant, dated July 10, 2013 (the “Warrant”), which is subject to anti-dilution adjustment, as described in the Warrant, (iv) purchases of New Sprint Common Stock made in compliance with Rule 10b-18 (“Rule 10b-18”) under the Exchange Act by Galaxy, and (v) Rule 13d-5(b)(1) under the Exchange Act, SoftBank, Starburst I and Galaxy may be deemed to be a “group” and such “group” may be deemed to have acquired beneficial ownership, for purposes of Section 13(d) of the Exchange Act, of all of the New Sprint Common Stock beneficially owned by such “group”; and

WHEREAS, each of the Reporting Persons desires by this Agreement to provide for the joint filing of a Statement on Schedule 13D or any amendments thereto (as amended from time to time, the “Joint Schedule 13D”) with respect to the Reporting Persons’ respective beneficial ownership of New Sprint Common Stock.

NOW, THEREFORE, the Reporting Persons hereby agree as follows:

1. Joint Filing. Pursuant to Rule 13d-1(k) of the Exchange Act, each of the Reporting Persons shall cooperate to jointly prepare and file the Joint Schedule 13D with respect to their respective beneficial ownership of shares of New Sprint Common Stock on behalf of the Reporting Persons and all necessary or appropriate amendments thereto. The Reporting Persons agree that this Agreement may be included as an exhibit to the Joint Schedule 13D and any amendments thereto, and any amendments to the Joint Schedule 13D may be filed without the necessity of filing additional joint filing agreements. For purposes of this Agreement, the terms “beneficial ownership” and “beneficial owner” shall have the meanings given to them pursuant to Rule 13d-3 of the Exchange Act.

2. Amendments. Each Reporting Person agrees that if (a) it or any of its Affiliates (as such term is defined in the Agreement and Plan of Merger, dated as of October 15, 2012, as amended, by and between Sprint Nextel Corporation, SoftBank, Starburst I, New Sprint and Starburst III, Inc.), takes any action that would require the Reporting Persons to amend the Joint Schedule 13D or (b) any information concerning such Reporting Person or any of its Affiliates set forth in the Joint Schedule 13D is or becomes inaccurate in any material respect, such Reporting Person shall notify the other Reporting Persons no later than one business day thereafter, and shall cause an appropriate amendment to the Joint Schedule 13D to be promptly prepared and distributed to the other Reporting Persons for review.

3. Reasonable Opportunity to Review. Each Reporting Person agrees to provide the other Reporting Persons a reasonable opportunity to review and comment on each proposed amendment to the Joint Schedule 13D.

4. Information; Responsibility.

(a) Each Reporting Person represents and warrants to the other Reporting Persons that the information concerning such Reporting Person and any of its Affiliates contained in the Joint Schedule 13D is, or any amendment thereto will be, true, correct and complete in all material respects and in accordance with all applicable laws.

(b) In accordance with Rule 13d-1(k) of the Exchange Act, each Reporting Person shall be responsible for the completeness and accuracy of the information concerning such Reporting Person contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Reporting Person contained therein, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

5. Indemnification. Each Reporting Person agrees to indemnify each other Reporting Person for any losses, claims, liabilities or expenses (including reasonable legal fees and expenses) resulting from, or arising in connection with, the breach by such Reporting Person of any representations, warranties or agreements in this Agreement.

6. Termination; Survival. Any Reporting Person may terminate its obligation to continue to jointly file future amendments to the Joint Schedule 13D by delivering written notice to each other Reporting Person at least two business days prior to the effective date of such termination in which case the provisions of this Agreement solely with respect to such Reporting Person shall terminate; provided, that (x) paragraphs 5, 6, 7, 8 and 9 hereof shall survive such termination and (y) such Reporting Person shall continue to be subject to its indemnification obligations under this Agreement for any breach by such Reporting Person hereunder existing at the time of such termination. In addition, following the termination by any Reporting Person pursuant to this Section 6 and thereafter for so long as such Reporting Person or any of its Affiliates may be deemed to beneficially own any of the New Sprint Common Stock held by any of the other Reporting Persons or any of their Affiliates, or for so long as any other Reporting Person or any of their Affiliates may be deemed to beneficially own any of the New Sprint Common Stock held by such Reporting Person or any of its Affiliates, such Reporting Person shall promptly (and in any event within one business day after the filing) notify each other Reporting Person in writing of the filing of any Schedule 13D or amendment thereof with respect to its or any of its Affiliates’ beneficial ownership of New Sprint Common Stock.

7. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed in all respects by the laws of the State of Delaware. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Delaware, and the parties to this Agreement submit to the exclusive jurisdiction of those courts for the purpose of a suit, proceeding or judgment. Each party to this Agreement irrevocably waives any right it may have had to bring an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties to this Agreement irrevocably and unconditionally waives trial by jury in any legal action or proceeding (including any counterclaim) in relation to this Agreement.

8. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement may be executed by facsimile or electronically-sent signature(s).

9. Notices. All notices and other communications required or permitted under this Agreement will be in writing and shall be sent by facsimile (including a written confirmation of transmission), in the case of SoftBank and Starburst I to their facsimile numbers set forth in the Merger Agreement, and in the case of Galaxy to +1 617 928 9302. All notices given as provided under this Agreement shall be deemed to have been effectively given on the date the facsimile transmission is sent if sent during normal business hours of the recipient or, if not, on the next business day.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SOFTBANK CORP.

By	/s/ Masayoshi Son
	Name:	Masayoshi Son
	Title:	Chairman & CEO

STARBURST I, INC.

By	/s/ Ronald D. Fisher
	Name:	Ronald D. Fisher
	Title:	President

GALAXY INVESTMENT HOLDINGS, INC.

By	/s/ Katsumasa Niki
	Name:	Katsumasa Niki
	Title:	President